Exhibit 10.6

UNUSUAL MACHINES
technology advancing with us

October 6, 2022

Brian Hoff
16000 Hamilton Way
Broomfield, Colorado 80023

Re: Offer Letter for the Position of Chief Financial Officer at Unusual Machines, Inc.

Dear Brian,

I am pleased to offer you the position of Chief Financial Officer for Unusual Machines, Inc. ("Company") commencing November 1, 2022 (the "Effective Date"), reporting directly to the Company's Chief Executive Officer. I am confident that this position will provide you with an excellent opportunity for significant professional satisfaction and I am confident that the relationship will be a mutually rewarding one. This letter, if accepted by you, sets forth our agreement regarding the material terms and conditions of your employment by the Company and may be referred to as the Employment Agreement.

1. ***Responsibilities***. As a key player in the Company's growth, you will be responsible for managing all aspects of the Company's fiscal and fiduciary responsibilities. You will establish and maintain best in class finance and accounting teams required for a forward-thinking company that plans to grow significantly. You will also be responsible for ensuring successful acquisitions and public offerings. You will report directly to the Company's Chief Executive Officer. Unless otherwise agreed, you will perform your duties and responsibilities from your home office in Broomfield, Colorado with the understanding that you may be required to travel from time-to-time as reasonably necessary to perform your job.

2. ***Indemnification***. The Company shall, to the maximum extent permitted by law, indemnify, defend and hold you harmless from and against any claims that be asserted against you based upon any actions and/or decisions you make during the course and scope of your employment which are taken or

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2 made in good faith in ca rrying our job duties and responsibili ties . To the same extent, the Company will pay, and subject to any legal limitations, advance to yo u all expenses, including reasonable attorneys' fees and costs, actually and necessarily incurred by you in connection wit h the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against you by reason of your service as an officer or agent of the Company . 3 . Compensation and Benefits. 3.7 Salary. You will be compensated at the rate of $250,000 per year in base salary paid in accordance with the Company's normal payroll schedule and processes. 2. Performance Bonus . You will be eligib l e to earn an annual bonus of 50 % of your annual base salary (the "Pe rformance Bonus"), wh i ch wi ll be prorated based on your start date . Within 30 days of your start date, you wi ll work with the Chief Exec utive Officer and the Board of Directors to agree upon and draft key performance indicators ("KPls") upon w hich your annual Performance Bonus w ill be based . Annual Performance Bonuses will be paid to you within 720 days of the fiscal yea r end or upon the determination of your achievement of the KP ls by the Chief Executive Officer and Board of Directo rs, whichever i s sooner . 3. Benefits . You wi ll ha ve the same compre h ensive emp lo yee benefits package enjoyed by all the C - suite executives of the Company, including group medical and dental insur ance, and the 40 l(k) program, subject to the eligibility r equi rem ents of each such p lan . You wi ll be expected to work w ith the Chief Executive Officer to id ent i fy and implement those benefit plans for the Company by the end of CY 2022 . You w ill be reimbursed for a ll health insurance costs you incur prior to impl ementat ion of the new Company benefits plans . 4. E quity Grant . Subject to Board app ro va l , you will be granted restricted stock units (RSUs) under the Company's equ i ty in ce nti ve plan, which RSUs w ill represent 7 % of the issued and outstanding cap ita l stoc k of the Company on a fu lly diluted basis as of the grant date . The RSUs w ill begranted to you no later than 30 days following the earlier of (i) the closing of the Roto r Riot, LLC and Fat Sha rk Holdings, Ltd . acquisition transactions, or (ii) the date on which the Company reasonably determines that the acqu i s it ion transactions wi ll not proceed to c lo si n g . Twenty - five percent ( 25% ) of the R S U s w il l vest on the 72 - month anniversary of your emp lo yment s tart date, twenty five percent ( 25% ) of the RSUs will vest on t h e 24 - month anniversary of your employment start date, twenty - five percent ( 25% ) of the RSUs w ill vest on the 36 - month ann i versary of your emp l oyme nt start date , and the remaining

3 twenty - five pe r cent (25%) of the RSUs w il l vest on the 48 - month anniversary of you r emp l oyment start date, 5. Acquisi t ion Bonus/ Cap i ta l Ra i se Bonus . You are e l ig i b l e for cash and equity bonuses upon each successfu l acquisition completed by the Company . Upon each successfu l acqu i s i t i on completed by the Company, you w il l receive a bonus in an amount up to $ 725 , 000 (the "Acquis i tion Bonus") . Each Acqu i s i tion Bonus sha ll be paid in a l ump sum w i thin 30 days fo ll owing a determinat i on of e li g i bi l ity by the Ch i ef Executive Officer and the Boa r d of Directors . You w ill a l so be e l igib l e for a bonus of $ 725 , 000 upon the comp l et i on of a capital raise event (e . g . , a secondary offer i ng on the NASDAQ, a pr i vate p l acement offer i ng, an at - the - marked ("ATM") offering, a private investment in pub li c equ i ty ("PIPE") offering, etc . ) (the "Capital Raise Bonus") . The Capital Ra i se Bonus shal l be paid in a lump sum w i th i n 30 days fo ll owing a determ i nation of e l ig i b ili ty by the Chief Execut i ve Officer and the Board o f D ir ectors . 6. Vacat i on . Our Company offers un l im i ted paid vacation . You will work w i t h the Chief Execut i ve Officer in advance to coordinate expected time off . 7. Severance Benefits. See Section 5.3 be l ow. 4 . At - Wi ll E mp l oy m e n t Subject to the prov i sions of this Section 4 , your employment w i th the Company is for no spec i fied period and i s cons i dered to be at - wi l l . You are free to resign your employment at any time, for any r eason or fo r no reason, and the Company is free to terminate its emp l oyment relationsh i p with yo u at any time, with or without any reason . 4 . 7 T erminat i on by Mutual Agreement . T h i s Employment Agreement, and your emp l oyment hereu n der, may be terminated at any t i me upon the mutua l written agreement of you and the Company . 2. Termination due to Death or Disabil i ty . This Emp l oyment Agreemen t and your employment hereunder w il l terminate automatica ll y upon your death and may be terminated by the Company in the event of your D i sab il ity . For purposes of this Emp loyment Agreement , "Disabi l ity" means a physica l or mental d i sability that prevents you from perform i ng your du ties hereunder , w i th or without reasonable accommodat i on, lasting for a period o f one hundred (100) consecutive days or for a p e riod of one hundr e d twe nty - five (725) days in any twe l ve - mon th period . 3. Te rmination by the Company . The Company may terminate th i s Em p l oyment Agreement and your emp l oyment hereunder with or w i thout

Cause. For purposes of this Agreement, "Cause" means: (i) your refusal, or failure, to perform your material duties under this Employment Agreement that are (A) consistent with your role as Chief Financial Officer, and (B) not illegal or unethical, which refusal or failure continues for a period of thirty (30) days after you have received written notice from the Company describing in reasonable detail the material duties you have refused or failed to perform and the cure requested by the Company, provided your right to cure will not apply if the circumstances and consequences of your refusal or failure to perform do not permit a reasonable cure; (ii) you have engaged in willful misconduct or gross negligence, or have breached any fiduciary duty, with respect to the Company; (iii) you have been convicted of, or you have entered a plea of guilty or nolo contendere to, a felony, or any other criminal offense involving moral turpitude; (iv) you have committed any other act or omission involving dishonesty, disloyalty or fraud, which has caused, or is reasonably expected to cause, significant economic harm to the Company; or (v) you have committed a material breach of this Employment Agreement or a material written policy of the Company to which you are subject or any other material written agreement between you and the Company, which is not reasonably cured by you within thirty (30) days of your receipt of a written notice from the Company describing in reasonable detail the violation or breach and the cure requested by the Company. In any instance where advanced notice and an opportunity to cure is required according to the foregoing terms, the Company must give notice no later than 30 days after the Company becomes aware of the relevant act or omission, and it must terminate your employment no later than 90 days after such date by delivering a Notice of Termination in accordance with Section 4.5 below.

4.4 <u>Termination by You.</u> You may terminate this Employment Agreement and your employment hereunder with or without Good Reason. For purposes of this Employment Agreement, "Good Reason" means the occurrence of any of the following events without your prior written consent: (i) any reduction in your base salary, (ii) any material diminution in your authorities, titles or offices, or the assignment to you of duties that materially impair your ability to perform the duties normally assigned to a Chief Financial Officer, (iii) any change in your reporting structure so that you report to someone other than to the Company's Chief Executive Officer; (iv) a request by the Company that you relocate so that you can perform your job duties and responsibilities from a location other than your current home office; or (v) any material breach by the Company of the Employment Agreement or any other material written agreement between you and the Company (including for the avoidance of doubt, any equity documents); so long as (A) written notice, in reasonable detail, describing the event constituting Good Reason (the "Good Reason Event") has been delivered to the Company within 30 days after you first become aware of the Good Reason Event, (B) the Company has been given

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30 days after receipt of such written notice to cure such Good Reason Event (and, if the Company cures such Good Reason Event within such 30-day period, there shall be no Good Reason for termination), and (C) you terminate this Employment Agreement and your employment hereunder within 90 days following the date your first became aware of such Good Reason Event by delivering a Notice of Termination in accordance with Section 4.5 below.

4.5 Notice of Termination. Any termination of this Employment Agreement and your employment hereunder, other than by reason of your death, shall be communicated by the party terminating this Employment Agreement to the other party by written Notice of Termination. For purposes of this Employment Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific provision in this Employment Agreement being relied upon for such termination, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of your employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined below). The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason, respectively, shall not waive any right that you or the Company has hereunder or preclude your or the Company from asserting such fact or circumstance in enforcing your or the Company's rights hereunder.

5. *Compensation and other Benefits Upon Termination.*

5.1 Termination upon the Mutual Agreement of the Parties; Termination as a Result of Your Death or Disability; Termination by the Company for Cause; Termination by You for a Reason other than Good Reason. Upon the termination of your employment pursuant to Section 4.1 [termination upon the mutual agreement of the parties], Section 4.2 [termination as a result of your death or disability], Section 4.3 [termination by the Company for Cause], or Section 4.4 [termination by you for a reason other than Good Reason], you shall be entitled to receive (1) any base salary earned but unpaid as of the date of termination, (2) any Performance Bonus, Acquisition Bonus and/or Capital Raise Bonus which has been earned and determined as of the date of termination but not yet paid, and (3) any authorized business expenses that were incurred but not reimbursed as of the date of termination.

5.2 Termination by the Company without Cause; Termination by You for Good Reason. In the event the Company terminates your employment without Cause pursuant to Section 4.3 above, or in the event you terminate your employment for Good Reason pursuant to Section 4.4 above, you shall be entitled to receive (1) any base salary earned but unpaid as of the date of

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termination, (2) any Performance Bonus, Acquisition Bonus and/or Capital Raise Bonus which has been earned and determined as of the date of termination but not yet paid, and (3) any authorized business expenses that were incurred but not reimbursed as of the date of termination. In addition, you will be entitled to receive the following severance benefits:

5.2.1 You will be entitled to severance pay equal to six (6) months of your base salary as of the date of your termination. The severance will be paid in the form of salary continuation during the six-month period immediately following your termination pursuant to the Company's normal payroll schedule and practices.

5.2.2 The Company will reimburse you for your COBRA premiums during the six (6) month period immediately following your employment termination date.

5.2.3 The vesting of your unvested RSUs will be accelerated such that 50% of your RSUs that were not yet vested immediately prior to your employment termination date will be deemed fully vested as of your employment termination date.

6. *Other Conditions*.

6.1 The Company will furnish you a laptop and cell phone where all your Company business is expected to be transacted. No use of personal laptop or cell phone is permitted.

6.2 Your duties are expected to include extensive travel to achieve the objectives of the Company. This may be self-initiated travel or at the direction of the Chief Executive Officer.

As a condition of employment, you agree to sign this Employment Agreement no later than the October 15, 2022 and pass a criminal background check.

I look forward to your decision regarding your new position at the Company and I am confident that the relationship will be a mutually rewarding one. Please let me know your decision in due time. In addition, please indicate your acceptance of the terms and conditions set forth in this Employment Agreement by signing and returning. Thanks!

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Regards, 7 Unusua l Machines, Inc. /i Brandon Torres Declet CEO & Chairman of the Board

AGREED AND ACCEPTED Brian Hoff 8 Date: Oc - le,l:,er Zt> 22. .